OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

CERTIFICATE OF DESIGNATION

WHEREAS, *the Certificate of Designation of*

THE CORETEC GROUP INC.

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, *the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, I *hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

GREAT SEAL OF THE STATE OF OKLAHOMA 1907

Filed in the city of Oklahoma City this 6th day of November, 2024.

Secretary of State

A3E-9211-9BB720TC76D1 FILED - Oklahoma Secretary of State #1900555617 11/06/2024

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES D CONVERTIBLE PREFERRED STOCK OF THE CORETEC GROUP INC.

Dated: November 6, 2024
Pursuant to Section 1032 of the Oklahoma General Corporation Act

The Coretec Group Inc., a corporation organized and existing under the laws of the State of Oklahoma (the ("*Corporation*"), hereby certifies that pursuant to the authority conferred upon the Board of Directors (the "*Board*") by the Certificate of Incorporation of the Corporation, which authorizes the issuance, by the Corporation, in one or more series of up to 150,000 shares of preferred stock, par value $0.0002 per share (the "*Preferred Stock*"), and in accordance with the provisions of Section 1032 of the Oklahoma General Corporation Act, the Board by unanimous written consent dated November 6, 2024 duly adopted the following resolutions:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, authorized and created.

A. The designation and amount thereof and the rights, preferences and limitations of such series are as follows:

1. Designation of Shares. The designation of this series of Preferred Stock is "Series D Convertible Preferred Stock," par value $0.0002 per share ("*Series D Preferred*").

2. Number of Shares. The number of shares constituting the Series D Preferred shall be 150,000 shares.

3. Stated Value. Each share of Series D Preferred shall have a stated value of $100.00 (the "*Stated Value*").

4. Voting. The holders of shares of Series D Preferred shall have voting rights equal to the number of shares into which the Series D Preferred can be converted whether or not the shares are available for issuance, and subject to the limitations set forth herein. Notwithstanding the foregoing, the voting rights of each holder of Series D Preferred Stock shall be limited such that the holder's aggregate voting power, together with its affiliates and any other persons or entities acting as a group, shall not exceed 4.99% of the total voting power of the Corporation at any given time.

   The 4.99% limit shall automatically apply unless waived by the holder upon not less than 61 days' prior written notice to the Corporation. The Corporation will ensure that holders of the Series D Preferred are provided with accurate conversion and voting calculations to enforce this restriction and maintain compliance with the limitation.

5. Dividend Rights. Holders of shares of the Series D Preferred Stock shall not be entitled to receive dividend rights, whether in cash, securities, or other property, and no dividends shall accrue on the Series D Preferred Stock.

6. Preference.

   a. In the event of any Liquidity Event, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Series D Preferred shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Series D Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking in the case of a Liquidity Event junior to the Series D Preferred, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to the Stated Value and accrued and unpaid dividends (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "*Preference Amount*"). In the event the funds or assets legally available for distribution to the holders of shares of Series A Preferred are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for

RECEIVED
NOV 06 2024
OKLAHOMA SECRETARY

distribution to the holders of capital stock shall be paid to the holders of Series D Preferred pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Series D Preferred of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock.

b. A "Liquidity Event" means (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "***Liquidation***") or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A "***Change of Control***" means a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Corporation, or the consummation of any transaction or series of related transactions, in each case which results in the Corporation's stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the Corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions; provided a Change of Control shall not apply to any issuances, individually or in aggregate, of Series D Preferred, shall not apply to a merger effected solely for the purposes of changing the domicile of the Corporation, shall not apply to a merger to which the holders of a majority of the then-outstanding Series D Preferred consented, and shall not apply to conversions into common stock of any debt or equity securities of the Corporation outstanding prior to the date of issuance of such holder's Series D Preferred.

7. Conversion, Exchange or Redemption. The shares of Series D Preferred shall be subject to the following discretionary and mandatory conversion, exchange and/or redemption provisions:

a. Discretionary Conversion. At any time after its issuance, subject to the occurrence of the Capitalization Adjustment, the holder of such Series D Preferred, at its option, may convert all or part of its Series D Preferred Stock into, such number of shares of Common Stock as determined by dividing the Stated Value of each share of Series D Preferred Stock by the Fixed Conversion Price, subject to adjustments for stock splits, reverse stock splits, or other adjustments to capital stock of the Corporation. "***Stated Value***" means $100.00 per share of Series D Preferred, and "***Fixed Conversion Price***" shall mean $0.015 (a "***Discretionary Conversion***").

"***Capitalization Adjustment***" means any corporate action that has the effect of allowing the Corporation to issue, on a fully diluted basis, all shares of Common Stock into which all Series D Preferred are convertible.

"***Common Stock***" means shares of the Corporation's common stock, par value $0.0002 per share.

b. Optional Exchange. Subject to the preconditions to the optional exchange, as set forth in this section 7(d) the, holders of Series D Preferred Stock may elect to exchange their shares of Series D Preferred for that number of shares of the Third Party Company determined by dividing the Stated Value by the Third Party Company Exchange Price (the "***Exchange Shares***").

"***Third Party Company***" means the third party entity of which the Corporation purchases securities using the proceeds from the sale of Series D Preferred Stock.

"***Third Party Company Exchange Price***" means the price per share of the securities of the Third Party Company, after giving effect to any applicable currency exchange rate then in effect, equal to the closing price per share of the Third Party Company immediately prior to the submission to the Corporation of an exchange notice by the holder of the Series D Preferred Stock.

c. Mechanics of Conversion or Optional Exchange. The conversion or exchange of Series D Preferred shall be conducted in the following manner:

i. Holder's Delivery Requirements. To convert or exchange the Series D Preferred into full shares of Common Stock of the Corporation, or Exchange Shares, on any date the applicable shares are available (the "***Conversion or Exchange Date***"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion or exchange, to the Corporation (the "***Notice***"), and (B) with respect to the final conversion or exchange of shares of Series D Preferred held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion or Exchange Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series D Preferred being converted or exchanged (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "***Series D Preferred Certificates***"). Upon the Conversion or Exchange Date, the rights of the holder as holder of the shares of Series D Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of securities of the Corporation or shares of the third-party company, shall be issuable, upon such conversion or exchange, shall be deemed to have become the holder or holders of record of the shares of such securities represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of securities issuable upon such conversion or exchange unless certificates evidencing such shares of Series D Preferred so converted or exchanged are either delivered to the Corporation or any such transfer agent.

ii. Corporation's Response. Upon receipt by the Corporation of a facsimile copy of a Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Notice to such holder and the Corporation or its designated transfer agent, as applicable, shall, within ten (10) business days following the date of receipt by the Corporation of the executed Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of securities to which the holder shall be entitled.

iii. Record Holder. The person or persons entitled to receive the securities of the Corporation issuable upon a conversion of the Series D Preferred shall be treated for all purposes as the record holder or holders of such shares of securities on the Conversion Date.

d. Preconditions to the Optional Exchange. For a period beginning twelve (12) months after the first issuance of Series D Preferred Stock and ending twenty-four (24) months after the first issuance of Series D Preferred Stock, holders of Series D Preferred Stock may exchange Series D Preferred Stock for shares of the Third Party Company subject to the following conditions:

i. The exchange would not result in a violation of any applicable securities law or other regulations;

ii. The applicable exchange notice applies a Third Party Company Exchange Price no less than one hundred twenty-five percent (125%) of the Corporation's average cost per share (in the event of multiple issuances of Series D Preferred Stock, the average cost per share shall correspond to the Corporation's purchases of the Third Party Company's shares associated with the proceeds of each respective issuance and shall not be deemed aggregated with the Third Party Company shares purchased using proceeds from the sale of shares issued on separate dates);

iii. The Corporation's closing price for any consecutive fifteen (15) trading days is less than the Fixed Conversion Price;

iv. The Corporation is unable to pay its obligations when they become due (after giving reasonable consideration to expected revenues and financing activities);

v. The Corporation is subject to litigation that reasonably exposes the Corporation to liabilities exceeding its assets or ability to pay such liabilities when they become due;

vi. The Corporation has not resold the Third Party Company shares (which the Corporation may only do if the Corporation's sale price is at least two times (2x) the Corporation's original cost per share and the holders of the majority in interest of the Series D Preferred Stock consented to such sale); and

vii. Each whole share of Series D Preferred Stock shall only be exchangeable into a maximum number of the Third Party Company shares in proportion to (i) the number of Series D Preferred Stock outstanding; and (ii) the number of shares of the Third Party Company that the Corporation purchased using the proceeds associated with each respective issuance (in the event of multiple issuances of Series D Preferred Stock, the number of Series D Preferred Stock outstanding and the number of the Third Party Company shares the Corporation purchased shall correspond to each respective issuance date and shall not be deemed aggregated with Series D Preferred Stock issued on separate dates).

e. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

f. Conversion Limitation. Each holder of Series D Preferred, *unless such holder is an officer or director of the Corporation*, is prohibited from effecting a conversion of the Series D Preferred and receiving shares of Common Stock upon such conversion, such that the number of shares of Common Stock held by the Holder and its affiliates after such conversion exceeds 4.99% of the issued and outstanding Common Stock of the Corporation.

g. Additional Limitations. No conversion or exchange shall occur if the Corporation lacks a sufficient number of authorized shares of Common Stock or is otherwise restricted from issuing such shares due to regulatory or contractual limitations. The Corporation agrees to take commercially reasonable steps, including pursuing a Capitalization Adjustment if necessary, to ensure adequate shares are available for such conversions or exchanges.

h. Redemption. After the first anniversary of the issuance date of the Series D Preferred Stock, the Corporation shall have the option, but not the obligation, to redeem any outstanding shares of Series D Preferred Stock by providing at least fifteen (15) days' prior written notice to the holders of its election to redeem. In the event the Corporation initiates a redemption in connection with or simultaneous to an offering, it shall provide reasonable prior notice, and holders shall have the option to convert or exchange their shares during the notice period.

8. No Fractional Shares. No fractional shares of Common Stock or other securities of the Corporation or scrip representing fractional shares shall be issued upon any conversion of shares of Series D Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or other securities of the Corporation as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation's option.

9. Amendments. None of the terms of the Series D Preferred set forth herein may be amended, modified or waived (whether by agreement, amendment of this Certificate of Designation or otherwise) without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series D Preferred, voting together as a single class.

10. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series D Preferred Certificates representing the shares

of Series D Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series D Preferred Certificates, the Corporation shall execute and deliver new Series D Preferred Certificates of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Series D Preferred Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series D Preferred Certificates into Common Stock or other securities of the Corporation.

11. Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Series D Preferred shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such resolution may be amended from time to time pursuant to Section 9 hereof).

B. That the above resolution was adopted by all necessary action on the part of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of The Coretec Group Inc., as of the date first written above, and the statements contained herein are affirmed as true under penalty of perjury.

THE CORETEC GROUP INC.

By: DocuSigned by: Dr. Seonkee Kim
164BE1E0616B4F9
Seon Kee Kim
Chief Executive Officer